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Exhibit (a)(1)(D)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
HERLEY INDUSTRIES, INC.
at
$19.00 Net Per Share Pursuant to the Offer to Purchase dated February 25, 2011 by
Lanza Acquisition Co.
an indirect wholly-owned subsidiary of
KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, MARCH 24, 2011, OR THE "EXPIRATION DATE," UNLESS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF OUR OFFER TO PURCHASE, BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.

        This offer (the "Offer"), is being made according to an Agreement and Plan of Merger, dated as of February 7, 2011 (the "Merger Agreement"), by and among Kratos Defense & Security Solutions, Inc., a Delaware corporation ("Kratos"), Lanza Acquisition Co., a Delaware corporation and an indirect wholly-owned subsidiary of Kratos (the "Purchaser"), and Herley Industries, Inc., a Delaware corporation ("Herley").

February 25, 2011

To Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees:

        The Purchaser and Kratos have appointed Phoenix Advisory Partners to act as the Information Agent in connection with the offer to purchase all outstanding shares of common stock, par value $0.10 per share (collectively, the "Shares" and each, a "Share"), of Herley, at a price of $19.00 per Share, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 25, 2011 (the "Offer to Purchase") and in the related Letter of Transmittal (the "Letter of Transmittal," which, together with the Offer to Purchase and any amendments or supplements to the Letter of Transmittal or the Offer to Purchase, collectively constitute the "Offer").

        Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

        Enclosed herewith are copies of the following documents:

  1.
  Offer to Purchase dated February 25, 2011;

  2.
  Letter of Transmittal to be used by stockholders of Herley to tender Shares in the Offer (a manually signed copy of the Letter of Transmittal may also be used to tender the Shares), together with "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9" providing information relating to backup U.S. federal income tax witholding;

  3.
  A Letter to Stockholders of Herley from the Chairman of the Board of Directors of Herley accompanied by Herley's Solicitation/Recommendation Statement on Schedule 14D-9;

  4.
  A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

  5.
  Notice of Guaranteed Delivery with respect to Shares; and

  6.
  Return envelope addressed to Wells Fargo Bank, National Association, a national banking association (the "Depositary").

        There is no financing condition to the Offer. The Offer is conditioned on, among other things, there being tendered in the Offer and not validly withdrawn before the expiration of the Offer, a number of Shares that represents a majority of the total number of Shares outstanding at the time of the expiration of the Offer (determined on a fully diluted basis (as defined in the Merger Agreement) and excluding Shares tendered pursuant to guaranteed delivery procedures if delivery procedures have not been completed by the applicable time). The Offer is also subject to the satisfaction of certain other conditions described in the Offer to Purchase, including, among other conditions, the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. See Section 14—"Conditions of the Offer" of the Offer to Purchase for a description of the conditions to the Offer.

        We urge you to contact your clients promptly. Please note that the Offer and any withdrawal rights that your clients may have will expire at 12:00 midnight, New York City time, Thursday, March 24, 2011 (the end of the day on Thursday), unless extended. The Board of Directors of Herley has unanimously: (1) determined that the Merger Agreement, the Offer, the Merger (as defined below) and the other transactions contemplated by the Merger Agreement are advisable, fair to, and in the best interests of, Herley's stockholders; (2) adopted and approved the Merger Agreement; and (3) recommended that Herley's stockholders accept the Offer, tender their Shares in the Offer and, to the extent necessary to consummate the Merger, approve the Merger and adopt the Merger Agreement.

        Pursuant to the terms of the Merger Agreement, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Herley with Herley surviving the Merger as an indirect wholly-owned subsidiary of Kratos (the "Merger"). Upon completion of the Merger, each Share outstanding immediately prior to the effective time of the Merger (excluding those Shares that are held by Kratos, the Purchaser, Herley or any of their wholly-owned subsidiaries, and stockholders who properly perfect their appraisal rights under the Delaware General Corporation Law) will be cancelled and converted into the right to receive the price per Share paid in the Offer, payable to the holder in cash, without interest and less any applicable withholding taxes, as set forth in the Merger Agreement and as described in the Offer to Purchase.

        In all cases, payment for Shares accepted for payment in the Offer will be made only after timely receipt by the Depositary of: (i) the certificates for such Shares, together with a Letter of Transmittal (or a manually signed copy thereof), properly completed and duly executed, with any required signature guarantees, (ii) in the case of a transfer effected pursuant to the book-entry transfer procedures described in Section 3—"Procedure for Tendering Shares" of the Offer to Purchase, a timely book-entry confirmation with respect to such Shares into the Depositary's account at the Depositary Trust Company and either a Letter of Transmittal (or a manually signed copy thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message as described in Section 3—"Procedure for Tendering Shares" of the Offer to Purchase and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations (as defined in the Offer to Purchase) with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price to be paid by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making such payment.

        Neither of the Purchaser nor Kratos will pay any fees or commissions to any broker or dealer or other person (other than the Depositary and Information Agent, as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your customers.

        Questions and requests for additional copies of the enclosed materials may be directed to us as the Information Agent at our address and telephone number set forth on the back cover of the enclosed Offer to Purchase.

Very truly yours,

Phoenix Advisory Partners

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, KRATOS, THE DEPOSITARY OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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  Exhibit (a)(1)(D)
Offer to Purchase for Cash All Outstanding Shares of Common Stock of HERLEY INDUSTRIES, INC. at $19.00 Net Per Share Pursuant to the Offer to Purchase dated February 25, 2011 by Lanza Acquisition Co. an indirect wholly-owned subsidiary of KRATOS DEFENSE & SECURITY SOLUTIONS, INC.